Exhibit 99.1

Neuronetics Reports First Quarter 2019 Financial and Operating Results

MALVERN, Pa., May 07, 2019 -- Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced its financial and operating results for the first quarter of 2019.

First Quarter 2019 Highlights

•	First quarter 2019 revenue of $12.7 million, an increase of 25% over the first quarter of 2018
•	First quarter 2019 U.S. treatment session revenue of $8.8 million, an increase of 21% over the first quarter of 2018
•	First quarter 2019 U.S. NeuroStar® Advanced Therapy revenue of $3.4 million, an increase of 41% over the first quarter of 2018

First Quarter Financial and Operating Results

“During the first quarter, we continued to execute on our strategy to drive the adoption of NeuroStar Advanced Therapy, which resulted in strong system sales growth and total revenue in line with our expectations,” said Chris Thatcher, President and Chief Executive Officer of Neuronetics.  “Looking to the balance of the year, in addition to our efforts to generate an increased number of treatment sessions from our expanded installed base of NeuroStar Advanced Therapy Systems, we plan to continue to drive growth through the expansion of our salesforce, the effective use of marketing initiatives, and the commercialization in Japan following reimbursement approval.”

	Revenues by Geography
	Three Months ended March 31,
	2019	2018
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$12,546	$9,972	26%
International	182	180	1%
Total revenues	$12,728	$10,152	25%

	United States Revenues by Product Category
	Three Months ended March 31,
	2019	2018
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$3,350	$2,373	41%
Treatment sessions	8,778	7,240	21%
Other	418	359	16%
Total United States revenues	$12,546	$9,972	26%

U.S. NeuroStar Advanced Therapy revenue for the first quarter of 2019 was $3.4 million, an increase of 41% over first quarter 2018 revenue of $2.4 million. The increase in U.S. NeuroStar Advanced Therapy System revenue was primarily driven by higher capital and rent-to-own revenue.  Capital units sold increased by 42% and average selling prices declined by 8% as compared to last year. On a sequential quarterly basis, average selling prices for capital sales were up approximately one-half of a percentage point.

As of March 31, 2019, the active unit installed base in the U.S. was 931. This represents an increase of  24 units over the active unit installed base as of December 31, 2018, and an increase of 150 units over the active unit installed base as of March 31, 2018.

U.S. Treatment Session revenue for the first quarter of 2019 was $8.8 million, an increase of 21% over first quarter of 2018 revenue of $7.2 million. The increase in U.S. Treatment Session revenue was primarily the result of an 18% increase in the number of treatment sessions sold, partially offset by a 3% decline in average selling price due to pre-determined volume pricing discounts within our existing customer base, which are triggered when those customers surpass certain high-volume thresholds, plus an increase in other treatment session revenue.

Gross margin for the first quarter of 2019 was 77.9%, which was higher than the first quarter of 2018 gross margin of 75.8%. The majority of the increase in gross margin was the result of increased leverage on our service and operations costs as a result of higher sales compared to the prior year period.

Operating expenses during the first quarter of 2019 were $17.0 million, an increase of $4.7 million compared to $12.3 million in the first quarter of 2018. The increase was primarily driven by sales force expansion and marketing initiatives, higher product and clinical development expenses, as well as additional general and administrative expenses incurred to report as a public company.

Net loss for the first quarter of 2019 was $7.5 million, or $0.42 per share, as compared to first quarter 2018 net loss of $5.5 million, or $24.43 per share. Net loss per share for the first quarter of 2019 is calculated on a weighted-average basis, and includes the 11.0 million shares of common stock issued upon the conversion of convertible preferred stock and 6.325 million shares of common stock issued at the closing of our initial public offering.   There were 18.227 million shares of common stock outstanding as of March 31, 2019.

EBITDA for the first quarter of 2019 was $(6.4) million as compared to the first quarter of 2018 EBITDA of $(4.4) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP measure, to net loss.

Cash and cash equivalents were $96.1 million as of March 31, 2019. This compares to cash and cash equivalents of $104.6 million as of December 31, 2018.

Business Outlook

For the second quarter of 2019, the Company expects total worldwide revenue of between $15.6 and $16.2 million, representing 18% and 22% year-over-year growth, respectively.

For the full year 2019, the Company expects to report total worldwide revenue of between $62.5 and $64.5 million, representing 18% and 22% year-over-year growth, respectively.

For the full year 2019, the Company expects gross margins to be in the mid 70% range, in line with full year 2018 margins.

For the full year 2019, the Company expects operating expenses to be between $71.5 and $76.5 million, primarily due to continued investment in our salesforce expansion efforts, research and development related to the development of our next generation NeuroStar platform and clinical spending as we pursue additional indications for use, namely PTSD and Bi-Polar disorders.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on May 7, 2019 beginning at 8:30 a.m.  Eastern Time.  Investors interested in listening to the conference call may do so by dialing (877) 472-8990 for domestic callers or +1 (629) -228-0778 for international callers, and referencing Conference ID: 3888389 approximately 10 minutes prior to start time.  To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at www.neuronetics.com.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood.  The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode.  Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year, including with respect to any specific projections provided; the Company’s expectations regarding growth opportunities and the build out of its Neurostar Advanced Therapy System platform; expectations or beliefs regarding future events, potential markets or market size, and technological developments; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; availability and extent of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release.

Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Leanne Scott Brown

Vault Communications

610-455-2742

Lbrown@vaultcommunications.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended March 31,
	2019	2018
Revenues	$12,728	$10,152
Cost of revenues	2,807	2,457
Gross Profit	9,921	7,695
Operating expenses:
Sales and marketing	9,592	8,109
General and administrative	4,599	2,636
Research and development	2,786	1,555
Total operating expenses	16,977	12,300
Loss from Operations	(7,056)	(4,605)
Other (income) expense:
Interest expense	919	921
Other expense (income), net	(446)	(29)
Net Loss	$(7,529)	$(5,497)

Net loss per share of common stock outstanding, basic and diluted	$(0.42)	$24.43
Weighted-average common shares outstanding, basic and diluted	18,026	226

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$96,146	$104,583
Accounts receivable, net	5,666	5,620
Inventory	2,410	2,432
Current portion of net investments in sales-type leases	135	-
Current portion of prepaid commission expense	59	-
Prepaid expenses and other current assets	1,627	1,838
Total current assets	106,043	114,473
Property and equipment, net	1,210	1,378
Operating lease right-of-use assets	4,113	-
Net investments in sales-type leases	225	-
Prepaid commission expense	456	-
Other assets	1,390	1,171
Total Assets	$113,437	$117,022
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,588	$3,756
Accrued expenses	6,291	7,548
Deferred revenue	2,467	2,255
Current portion of operating lease liabilities	515	-
Total current liabilities	11,861	13,559
Long-term debt, net	30,572	30,395
Deferred revenue	1,849	1,940
Operating lease liabilities	3,734	-
Deferred rent	-	86
Total Liabilities	48,016	45,980
Stockholders’ Equity :
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding at March 31, 2019 and December 31, 2018	-	-
Common stock, $0.01 par value: 200,000 shares authorized; 18,227 and 17,744 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	182	177
Additional paid-in capital	293,811	291,908
Accumulated deficit	(228,572)	(221,043)
Total Stockholders' Equity	65,421	71,042
Total Liabilities and Stockholders’ Equity	$113,437	$117,022

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Three Months ended March 31,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(7,529)	$(5,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	204	139
Share-based compensation	501	144
Non-cash interest expense	177	247
Change in fair value of convertible preferred stock warrant liability	-	7
Cost of rental units purchased by customers	27	66
Changes in certain assets and liabilities:
Accounts receivable, net	(47)	(15)
Inventory	59	(298)
Net investment in sales-type leases	(360)	-
Prepaid commission expense	(515)	-
Prepaid expenses and other assets	504	219
Accounts payable	(1,475)	263
Accrued expenses	(1,236)	(3,106)
Deferred revenue	120	(453)
Deferred rent	-	(13)
Net Cash Used in Operating Activities	(9,570)	(8,297)
Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(274)	(297)
Net Cash Used in Investing Activities	(274)	(297)
Cash Flows from Financing Activities:
Payments of public offering costs	-	(230)
Proceeds from exercises of stock options	1,407	31
Net Cash Provided by (Used in) Financing Activities	1,407	(199)
Net (Decrease) in Cash and Cash Equivalents	(8,437)	(8,793)
Cash and Cash Equivalents, Beginning of Period	104,583	29,147
Cash and Cash Equivalents, End of Period	$96,146	$20,354

Non-GAAP Measures

EBITDA is not a measure of financial performance under United States generally accepted accounting principles, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended March 31,
	2019	2018
EBITDA Reconciliation	(in thousands)
Net loss	$(7,529)	$(5,497)
Interest expense	919	921
Income taxes	-	-
Depreciation and amortization	204	139
EBITDA	$(6,406)	$(4,437)